Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2021

Parsippany, N.J., March 1, 2022—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2021. Results for fiscal 2021 reflect the impact of one fewer reporting week compared to fiscal 2020. Fiscal 2021 contained 52 weeks and fiscal 2020 contained 53 weeks, with the extra week in fiscal 2020 occurring in the third quarter. The fourth quarters of 2021 and 2020 each contained 13 weeks.

Summary

	Fourth Quarter of 2021			Fiscal Year 2021
(In thousands, except per share data)		Change vs.	2 Yr. CAGR		Change vs.	2 Yr. CAGR
	Amount	Q4 2020	vs. Q4 2019	Amount	FY 2020	vs. FY 2019
Net Sales	$571.8	12.1%	10.3%	$2,056.3	4.5%	11.3%
Base Business Net Sales [1]	$503.6	(1.1)%	(0.2)%	$1,798.1	(8.3)%	2.6%
Diluted EPS [2]	$(0.07)	(136.8)%	N/A	$1.02	(50.0)%	(6.6)%
Adj. Diluted EPS [1]	$0.39	11.4%	18.0%	$1.88	(16.8)%	7.1%
Net Income (Loss) [2]	$(4.8)	(139.5)%	N/A	$67.4	(49.0)%	(6.1)%
Adj. Net Income [1]	$26.3	15.5%	21.7%	$123.7	(15.3)%	7.7%
Adj. EBITDA [1]	$85.1	16.0%	10.7%	$358.0	(0.9)%	8.8%

●	Net sales increase for full year fiscal 2021 was driven by an extra eleven months of net sales of the Crisco brand, partially offset by comparisons against the extraordinary demand during the first three quarters of fiscal 2020 resulting from the COVID-19 pandemic, one fewer reporting week in fiscal 2021, and industry-wide supply chain disruptions resulting from the COVID-19 Omicron variant.
●	Net income and adjusted diluted earnings per share for the full year were negatively impacted by $16.1 million of cash and non-cash charges during the third quarter relating to the closure and pending sale of the Company’s Portland, Maine manufacturing facility and $23.1 million of non-cash impairment charges during the fourth quarter relating to four of the Company’s smaller brands, and, in the case of adjusted diluted earnings per share, the ATM equity offering described below. [2]
●	Gross margin was negatively impacted by industry-wide input cost inflation, partially offset by cost savings initiatives and list price increases, which generally lag behind rising input costs.
●	Sold 3,695,706 shares of common stock pursuant to the Company’s ATM equity offering program for gross proceeds of $112.5 million, or $30.44 per share, during the third and fourth quarters of 2021, of which, 3,624,915 shares were sold during the fourth quarter.

Guidance for Full Year Fiscal 2022

●	Net sales range of $2.070 billion to $2.125 billion.
●	Adjusted EBITDA range of $358 million to $368 million.
●	Adjusted diluted earnings per share range of $1.70 to $1.85.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “We successfully managed through the challenges of inflation and supply chain disruptions from the Omicron variant during the fourth quarter, delivering growth behind the Crisco acquisition. While we expect continued inflationary pressure and supply chain constraints in fiscal 2022, the overall supply chain is recovering from the Omicron surge and we have implemented pricing actions to recover higher costs. Demand remains elevated as consumers continue to cook and bake more at home relative to pre-pandemic levels, and fiscal year 2022 is off to a good start.”

Financial Results for the Fourth Quarter of 2021

Net sales for the fourth quarter of 2021 increased $61.6 million, or 12.1%, to $571.8 million from $510.2 million for the fourth quarter of 2020. The increase was primarily due to an extra two months of Crisco net sales, partially offset by supply chain disruptions resulting from the COVID-19 Omicron variant. An extra two months of net sales of Crisco, acquired on December 1, 2020, contributed $68.0 million to the Company’s net sales for the fourth quarter of 2021. Net sales for the fourth quarter of 2021 were 21.6% higher than pre-pandemic net sales for the fourth quarter of 2019. On a two-year compound annual growth basis, fourth quarter net sales increased 10.3%.

Base business net sales for the fourth quarter of 2021 decreased $5.4 million, or 1.1%, to $503.6 million from $509.0 million for the fourth quarter of 2020. The decrease in base business net sales for the fourth quarter of 2021 reflected a decrease in unit volume of $33.8 million, partially offset by an increase in net pricing and the impact of product mix of $27.4 million, or 5.4% of base business net sales, and the positive impact of foreign currency of $1.0 million. Base business net sales for the fourth quarter of 2021 were 0.4% lower than pre-pandemic base business net sales for the fourth quarter of 2019. On a two-year compound annual growth basis, relative to pre-pandemic levels, fourth quarter base business net sales decreased 0.2%.

Net sales of Green Giant (including Le Sueur) increased $6.3 million, or 3.9%; net sales of Maple Grove Farms increased $0.7 million, or 3.4%; and net sales of Cream of Wheat increased $0.2 million, or 1.0%, for the fourth quarter of 2021 as compared to the fourth quarter of 2020. Primarily as a result of the tough comparisons against the fourth quarter of 2020 due to the COVID-19 pandemic, net sales of the Company’s spices & seasonings3 decreased $12.1 million, or 13.6%; net sales of Clabber Girl decreased $3.6 million, or 12.8%; and net sales of Ortega decreased $2.8 million, or 7.7%, for the fourth quarter of 2021 as compared to the fourth quarter of 2020. Base business net sales of all other brands in the aggregate increased $5.9 million, or 3.8%, for the fourth quarter of 2021.

Gross profit was $101.9 million for the fourth quarter of 2021, or 17.8% of net sales. Excluding the negative impact of $10.8 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the fourth quarter of 2021, the Company’s gross profit would have been $112.7 million, or 19.7% of net sales. Gross profit was $106.7 million for the fourth quarter of 2020, or 20.9% of net sales. Excluding the negative impact of $2.1 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the fourth quarter of 2020, the Company’s gross profit would have been $108.8 million, or 21.3% of net sales.

During the fourth quarter of 2021, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during fiscal 2022. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced list price increases in 2021 and again during the first quarter of 2022, and, where appropriate, has reduced trade promotions to its customers for certain of the Company’s products. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in the fourth quarter of fiscal 2021 and may not fully offset the incremental costs that the Company is facing and expects to continue to face in fiscal 2022.

Selling, general and administrative expenses decreased $6.2 million, or 10.5%, to $52.3 million for the fourth quarter of 2021 from $58.5 million for the fourth quarter of 2020. The decrease was composed of decreases in acquisition/divestiture-related and non-recurring expenses of $2.7 million, general and administrative expenses of $1.9 million, selling expenses of $1.1 million, consumer marketing expenses of $0.4 million and warehousing expenses of $0.1 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 2.4 percentage points to 9.1% for the fourth quarter of 2021, compared to 11.5% for the fourth quarter of 2020.

Net interest expense increased $2.3 million, or 9.3%, to $26.6 million for the fourth quarter of 2021 from $24.3 million in the fourth quarter of 2020. The increase was primarily attributable to an increase in average long-term debt outstanding during the fourth quarter of 2021 as compared to the fourth quarter of 2020, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses. The increase in net interest expense was partially offset by a lower effective cost of borrowing during the fourth quarter of 2021.

The Company’s net loss was $4.8 million, or $0.07 per diluted share, for the fourth quarter of 2021, compared to net income of $12.2 million, or $0.19 per diluted share, for the fourth quarter of 2020. The Company’s adjusted net income for the fourth quarter of 2021 was $26.3 million, or $0.39 per adjusted diluted share, compared to $22.8 million, or $0.35 per adjusted diluted share, for the fourth quarter of 2020. The net loss and diluted loss per share for the fourth quarter were primarily attributable to non-cash impairment charges to trademarks for the Static Guard, SnackWell’s, Molly McButter and Farmwise brands of $23.1 million in the aggregate during the fourth quarter of fiscal 2021, partially offset by the positive impact of the Crisco acquisition. The increases in adjusted net income and adjusted diluted earnings per share for the fourth quarter were primarily attributable to the positive impact of the Crisco acquisition, partially offset by the negative impact of industry-wide input cost inflation and supply chain disruptions.

For the fourth quarter of 2021, adjusted EBITDA was $85.1 million, an increase of $11.8 million, or 16.0%, compared to $73.3 million for the fourth quarter of 2020. The increase in adjusted EBITDA was primarily attributable to the positive impact of the Crisco acquisition, partially offset by industry-wide input cost inflation and supply chain disruptions. Adjusted EBITDA as a percentage of net sales was 14.9% for the fourth quarter of 2021, compared to 14.4% in the fourth quarter of 2020.

For the fourth quarter of 2021, adjusted EBITDA before COVID-19 expenses1 was $85.5 million, an increase of $7.9 million, or 10.1%, compared to $77.6 million for the fourth quarter of 2020. COVID-19 expenses were $0.4 million and $4.3 million for the fourth quarter of 2021 and the fourth quarter of 2020, respectively. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 14.9% for the fourth quarter of 2021, compared to 15.2% in the fourth quarter of 2020.

Financial Results for the Full Year Fiscal 2021

Net sales for fiscal 2021 increased $88.4 million, or 4.5%, to $2,056.3 million from $1,967.9 million for fiscal 2020. The increase was primarily due to the Crisco acquisition, largely offset by comparisons against the extraordinary demand resulting from the COVID-19 pandemic during fiscal 2020, one fewer reporting week in fiscal 2021 compared to fiscal 2020, and supply chain disruptions in the fourth quarter of 2021 resulting from the COVID-19 Omicron variant. The Company estimates that the additional week in the third quarter of 2020 contributed approximately $35.0 million to the Company’s net sales for fiscal 2020. An extra eleven months of net sales of Crisco, acquired on December 1, 2020, contributed $255.7 million to the Company’s net sales for fiscal 2021. Net sales for fiscal 2021 were 23.8% higher than pre-pandemic net sales for fiscal 2019. On a two-year compound annual growth basis, net sales for fiscal 2021 increased 11.3%.

Base business net sales1 for fiscal 2021 decreased $162.1 million, or 8.3%, to $1,798.1 million from $1,960.2 million for fiscal 2020. The decrease in base business net sales reflected a decrease in unit volume of $222.6 million, partially offset by an increase in net pricing and the impact of product mix of $54.3 million, or 2.8% of base business net sales, and the positive impact of foreign currency of $6.2 million. Base business net sales for fiscal 2021 were 5.2% higher than pre-pandemic base business net sales for fiscal 2019. On a two-year compound annual growth basis, base business net sales increased 2.6%.

Net sales of the Company’s spices & seasonings3 increased $4.6 million, or 1.2%, and net sales of Maple Grove Farms increased $4.5 million, or 5.9%, in fiscal 2021, as compared to fiscal 2020. Primarily as a result of the tough comparisons against fiscal 2020 due to the COVID-19 pandemic, one fewer reporting week in fiscal 2021 compared to fiscal 2020, and supply chain disruptions, net sales of Green Giant (including Le Sueur) decreased $95.1 million, or 14.9%; net sales of Clabber Girl decreased $17.9 million, or 18.4%; net sales of Ortega decreased $7.1 million, or 4.5%; and net sales of Cream of Wheat decreased $5.5 million, or 7.6%, in fiscal 2021, as compared to fiscal 2020. Base business net sales of all other brands in the aggregate decreased $45.6 million, or 8.3%, for fiscal 2021.

Net sales for fiscal 2021 for spices & seasonings, Green Giant, Ortega, Maple Grove Farms, Cream of Wheat and Clabber Girl were each higher than the net sales for such brands during pre-pandemic fiscal 2019. Spices & seasonings3 net sales were higher than fiscal 2019 net sales by $35.5 million, or 10.5%; Green Giant (including Le Sueur) by $17.1 million, or 3.3%; Ortega by $10.8 million, or 7.6%; Maple Grove Farms by $10.6 million, or 15.1%; Cream of Wheat by $7.4 million, or 12.4%; and Clabber Girl4 by $0.4 million, or 0.7%. Base business net sales of all other brands in the aggregate were higher by $4.1 million, or 0.9%, compared to fiscal 2019.

Gross profit was $437.0 million for fiscal 2021, or 21.3% of net sales. Excluding the negative impact of a $13.9 million accrual for the present value of a multi-employer pension plan withdrawal liability in connection with the closure and pending sale of the Company’s Portland, Maine manufacturing facility, $14.6 million of acquisition/divestiture-related and non-recurring expenses, and $5.1 million of amortization of acquisition-related inventory fair value step-up included in cost of goods sold, during fiscal 2021, the Company’s gross profit would have been $470.6 million, or 22.9% of net sales. Gross profit was $481.7 million for fiscal 2020, or 24.5% of net sales. Excluding the negative impact of $5.0 million of acquisition/divestiture-related expenses, the amortization of acquisition-related inventory fair value step-up and non-recurring expenses included in cost of goods sold during fiscal 2020, the Company’s gross profit would have been $486.7 million, or 24.7% of net sales.

During fiscal 2021, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during fiscal 2022. The Company is attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced list price increases in 2021 and again during the first quarter of 2022, and, where appropriate, has reduced trade promotions to its customers for certain of the Company’s products. However, increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in fiscal 2021 and may not fully offset the incremental costs that the Company is facing and expects to continue to face in fiscal 2022.

Selling, general and administrative expenses increased $10.0 million, or 5.4%, to $196.2 million for fiscal 2021 from $186.2 million for fiscal 2020. The increase was composed of increases in warehousing expenses of $12.0 million, acquisition/divestiture-related and non-recurring expenses of $4.3 million and consumer marketing expenses of $2.7 million, partially offset by decreases in selling expenses of $6.0 million and general and administrative expenses of $3.0 million. The increase in warehousing expenses was primarily driven by the Crisco acquisition and customer fines related to COVID-19 shortages and delays, partially offset by one fewer reporting week in fiscal 2021 compared to fiscal 2020. Expressed as a percentage of net sales, selling, general and administrative expenses remained flat at 9.5% for fiscal 2021 as compared to fiscal 2020.

Net interest expense increased $5.3 million, or 5.2%, to $106.9 million for fiscal 2021 from $101.6 million in fiscal 2020. The increase was primarily attributable to an increase in average long-term debt outstanding during fiscal 2021 as compared to fiscal 2020, primarily as a result of incremental borrowings the Company made in the fourth quarter of 2020 to fund the Crisco acquisition and related fees and expenses. The increase in net interest expense was partially offset by a lower effective cost of borrowing during fiscal 2021, as well as one fewer reporting week in fiscal 2021 compared to fiscal 2020.

The Company’s net income was $67.4 million, or $1.02 per diluted share, for fiscal 2021, compared to net income of $132.0 million, or $2.04 per diluted share, for fiscal 2020. The Company’s net income in fiscal 2020 benefited from a discrete tax benefit of $2.3 million related to the U.S. CARES Act. The Company’s adjusted net income for fiscal 2021 was $123.7 million, or $1.88 per adjusted diluted share, compared to $146.0 million, or $2.26 per adjusted diluted share, for fiscal 2020. The decreases in net income, diluted earnings per share, adjusted net income and adjusted diluted earnings per share were primarily attributable to comparisons against the extraordinary demand resulting from the COVID-19 pandemic during fiscal 2020, industry-wide input cost inflation, one fewer reporting week in fiscal 2021 compared to fiscal 2020, supply chain disruptions, and the impact of the discrete tax benefit received in the first quarter of 2020, partially offset by the positive impact of the Crisco acquisition. Net income and diluted earnings per share were also negatively impacted by (a) $16.1 million of cash and non-cash charges during the third quarter relating to the closure and pending sale of the Company’s Portland, Maine manufacturing facility, which includes a $13.9 million accrual for the present value of a multi-employer pension plan withdrawal liability payable over 20 years, and (b) by $23.1 million of non-cash impairment charges in the aggregate during the fourth quarter to trademarks for the Static Guard, SnackWell’s, Molly McButter and Farmwise brands.

For fiscal 2021, adjusted EBITDA was $358.0 million, a decrease of $3.2 million, or 0.9%, compared to $361.2 million for fiscal 2020. The decrease in adjusted EBITDA was primarily attributable to comparisons against the extraordinary demand during fiscal 2020 resulting from the COVID-19 pandemic, industry-wide input cost inflation and supply chain disruptions, and one fewer reporting week in fiscal 2021 compared to fiscal 2020, partially offset by the positive impact of the Crisco acquisition. Adjusted EBITDA as a percentage of net sales was 17.4% for fiscal 2021, compared to 18.4% in fiscal 2020.

For fiscal 2021, adjusted EBITDA before COVID-19 expenses was $362.6 million, a decrease of $12.2 million, or 3.2%, compared to $374.8 million for fiscal 2020. COVID-19 expenses were $4.7 million and $13.5 million for fiscal 2021 and fiscal 2020, respectively. Adjusted EBITDA before COVID-19 expenses as a percentage of net sales was 17.6% for fiscal 2021, compared to 19.0% in fiscal 2020.

At-The-Market Equity Offering Program

During fiscal 2021, the Company sold 3,695,706 shares of common stock under its previously announced “at-the-market” (ATM) equity offering program, 3,624,915 of which were sold during the fourth quarter. The Company generated $112.5 million in gross proceeds, or $30.44 per share, from the sales and paid commissions to the sales agents of approximately $2.2 million and incurred other fees and expenses of approximately $0.4 million.

The Company used the net proceeds from shares sold under the ATM equity offering program during fiscal 2021 to repay revolving credit loans, to pay offering fees and expenses, and for general corporate purposes. The Company intends to use the net proceeds from any future sales of its common stock under the ATM offering for general corporate purposes, which could include, among other things, repayment, refinancing, redemption or repurchase of long-term debt or possible acquisitions.

Full Year Fiscal 2022 Guidance

For fiscal 2022, net sales are expected to be approximately $2.070 billion to $2.125 billion, adjusted EBITDA is expected to be approximately $358 million to $368 million, and adjusted diluted earnings per share are expected to be approximately $1.70 to $1.85.

B&G Foods continues to see strong consumer demand for its products relative to pre-pandemic 2019. The Company has also seen and expects to continue to see significant cost inflation for various inputs, including ingredients, packaging and transportation. The Company has initiated various revenue enhancing activities (including list price increases and trade spend initiatives) and cost savings initiatives to offset these costs but there can be no assurance at this point of the ultimate effectiveness of these activities and initiatives. The Company’s management is not able to fully estimate the impact COVID-19, industry-wide supply chain disruptions, cost inflation and the Company’s cost inflation mitigation efforts will have on the Company’s results for fiscal 2022, and the Company’s guidance should be read in this context. The ultimate impact of the COVID-19 pandemic on the Company’s business will depend on many factors, including, among others: how long social distancing and stay-at-home and work-from home policies and recommendations remain in effect; whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America; the Company’s ability to continue to operate its manufacturing facilities, maintain its supply chain without material disruption, procure ingredients, packaging and other raw materials when needed; the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; and the extent to which consumers continue to work remotely even after the pandemic subsides and how that may impact consumer habits.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, March 1, 2022 to discuss fourth quarter 2021 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets) and non-recurring expenses, gains and losses) and “adjusted EBITDA before COVID-19 expenses” (adjusted EBITDA as adjusted for COVID-19 expenses5) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses, and a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses to net income (loss) and to net cash provided by operating activities, is included below for the fourth quarter and full year 2021 and 2020, along with the components of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

End Notes

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “adjusted EBITDA before COVID-19 expenses,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Diluted earnings (loss) per share and net income (loss) for the fourth quarter of 2021 and full year 2021 were negatively impacted by non-cash impairment charges to intangible trademark assets for the Static Guard, SnackWell’s, Molly McButter and Farmwise brands of $23.1 million in the aggregate during the fourth quarter of fiscal 2021. The Company partially impaired the Static Guard and Molly McButter brands, and fully impaired the SnackWell’s and Farmwise brands, which are being discontinued. Certain Farmwise branded products have been transitioned to the Green Giant brand. Diluted earnings per share and net income for fiscal 2021 were also negatively impacted by $16.1 million of cash and non-cash charges relating to the closure and pending sale of the Company’s Portland, Maine manufacturing facility, which includes a $13.9 million accrual for the present value of a multi-employer pension plan withdrawal liability payable over 20 years.

3	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.
4	Compares net sales of Clabber Girl from May 15, 2021 through January 1, 2022 versus May 15, 2019 through December 28, 2019. Clabber Girl was acquired on May 15, 2019.
5	COVID-19 expenses include temporary enhanced compensation from March 30, 2020 to February 15, 2021 for the Company’s manufacturing employees, compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine), and expenses relating to other precautionary health and safety measures.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA, adjusted diluted earnings per share, consumer trends, input cost inflation, list price increases, trade spend initiatives, margins, and the Company’s overall expectations for fiscal 2022 and beyond, and B&G Foods’ planned sale of the Portland, Maine manufacturing facility and the timing thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; and to procure ingredients, packaging and other raw materials when needed, despite disruptions in the supply chain or labor shortages, the duration of social distancing and stay-at-home and work-from-home policies and recommendations, and whether, and the extent to which, additional waves or variants of COVID-19 will affect the United States and the rest of North America, and the extent to which macroeconomic conditions resulting from the pandemic and the pace of the subsequent recovery may impact consumer eating and shopping habits; whether and when the Company will be able to realize the expected financial results and accretive effect of the Crisco acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the Company’s substantial leverage; the effects of rising costs for the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; our ability to recruit and retain senior management and a highly skilled and diverse workforce at our corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; the Company’s ability to successfully transition the operations of the Portland, Maine manufacturing facility to third-party co-manufacturing facilities and existing Company manufacturing facilities without significant disruption in production or customer service, and the Company’s ability to achieve anticipated productivity improvements and cost savings; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	January 1,	January 2,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$33,690	$52,182
Trade accounts receivable, net	145,281	132,935
Inventories	609,794	492,804
Assets held for sale	3,256	—
Prepaid expenses and other current assets	38,151	43,619
Income tax receivable	4,284	15,761
Total current assets	834,456	737,301

Property, plant and equipment, net	341,471	371,854
Operating lease right-of-use assets	65,166	32,216
Goodwill	644,871	644,747
Other intangible assets, net	1,927,119	1,971,326
Other assets	6,916	5,948
Deferred income taxes	8,546	4,178
Total assets	$3,828,545	$3,767,570

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$129,861	$126,537
Accrued expenses	66,901	77,460
Current portion of operating lease liabilities	12,420	11,034
Income tax payable	2,557	101
Dividends payable	32,548	30,520
Total current liabilities	244,287	245,652

Long-term debt	2,267,759	2,334,086
Deferred income taxes	310,641	293,121
Long-term operating lease liabilities, net of current portion	55,607	23,959
Other liabilities	29,997	38,875
Total liabilities	2,908,291	2,935,693

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 68,521,651 and 64,252,859 shares issued and outstanding as of January 1, 2022 and January 2, 2021, respectively	685	643
Additional paid-in capital	3,547	—
Accumulated other comprehensive loss	(18,169)	(35,594)
Retained earnings	934,191	866,828
Total stockholders’ equity	920,254	831,877
Total liabilities and stockholders’ equity	$3,828,545	$3,767,570

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Net sales	$571,790	$510,241	$2,056,264	$1,967,909
Cost of goods sold	469,873	403,544	1,619,298	1,486,169
Gross profit	101,917	106,697	436,966	481,740

Operating expenses:
Selling, general and administrative expenses	52,308	58,476	196,172	186,191
Amortization expense	5,396	4,914	21,627	19,111
Impairment of intangible assets	23,088	—	23,088	—
Operating income	21,125	43,307	196,079	276,438

Other income and expenses:
Interest expense, net	26,577	24,316	106,889	101,634
Other income	(1,126)	(702)	(4,464)	(2,558)
Income (loss) before income tax expense	(4,326)	19,693	93,654	177,362
Income tax expense	487	7,521	26,291	45,374
Net income (loss)	$(4,813)	$12,172	$67,363	$131,988

Weighted average shares outstanding:
Basic	66,146	64,253	65,088	64,163
Diluted	66,874	64,927	65,747	64,557

Earnings (loss) per share:
Basic	$(0.07)	$0.19	$1.03	$2.06
Diluted	$(0.07)	$0.19	$1.02	$2.04

Cash dividends declared per share	$0.475	$0.475	$1.900	$1.900

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Before COVID-19 Expenses to

Net Income (Loss) and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Net income (loss)	$(4,813)	$12,172	$67,363	$131,988
Income tax expense	487	7,521	26,291	45,374
Interest expense, net	26,577	24,316	106,889	101,634
Depreciation and amortization	21,631	17,193	82,888	63,701
EBITDA(1)	43,882	61,202	283,431	342,697
Acquisition/divestiture-related and non-recurring expenses(2)	18,287	10,824	32,504	17,227
Amortization of acquisition-related inventory step-up(3)	—	1,323	5,054	1,323
Accrual for multi-employer pension plan withdrawal liability(4)	(149)	—	13,907	—
Impairment of intangible assets(5)	23,088	—	23,088	—
Adjusted EBITDA(1)	85,108	73,349	357,984	361,247
COVID-19 expenses(6)	351	4,296	4,650	13,521
Adjusted EBITDA before COVID-19 expenses(1)	85,459	77,645	362,634	374,768
Income tax expense	(487)	(7,521)	(26,291)	(45,374)
Interest expense, net	(26,577)	(24,316)	(106,889)	(101,634)
Acquisition/divestiture-related and non-recurring expenses(2)	(18,287)	(10,824)	(32,504)	(17,227)
Amortization of acquisition-related inventory step-up(3)	—	(1,323)	(5,054)	(1,323)
Accrual for multi-employer pension plan withdrawal liability(4)	149	—	(13,907)	—
Net loss/(gain) on sales and disposals of property, plant and equipment	775	11	775	(50)
Deferred income taxes	(7,625)	22,745	7,269	42,613
Amortization of deferred debt financing costs and bond discount/premium	1,162	927	4,606	4,691
Share-based compensation expense	2,155	3,557	5,383	10,618
Changes in assets and liabilities, net of effects of business combinations	44,719	(7,431)	(97,494)	27,916
Net cash provided by operating activities	$81,092	$49,174	$93,878	$281,477

(1)	EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); and non-recurring expenses, gains and losses, including severance and other expenses relating to the separation of the Company’s former chief executive officer in fiscal 2020; a workforce reduction in fiscal 2019; intangible asset impairment charges; and an accrual for the present value of a multi-employer pension plan withdrawal liability. The Company defines adjusted EBITDA before COVID-19 expenses as adjusted EBITDA adjusted for COVID-19 expenses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA, adjusted EBITDA and adjusted EBITDA before

COVID-19 expenses metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete net cash flow measures because EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are potential indicators of an entity’s ability to fund these cash requirements. EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses may not be comparable to other similarly titled measures of other companies. However, EBITDA, adjusted EBITDA and adjusted EBITDA before COVID-19 expenses can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2021 of $18.3 million and $32.5 million, respectively, primarily includes acquisition and integration expenses for the Crisco acquisition, expenses for the closure and pending sale of the Company’s Portland, Maine manufacturing facility, the re-alignment of certain distribution facilities and other cost savings initiatives, expenses related to the transition of the Company’s chief executive officer, and other non-recurring expenses. Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2020 of $10.8 million and $17.2 million, respectively, primarily includes acquisition and integration expenses for the Crisco, Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019 and other non-recurring expenses.
(3)	For fiscal 2021, amortization of acquisition-related inventory step-up of $5.1 million relates to the purchase accounting adjustments made during the first quarter of 2021 to inventory acquired in the Crisco acquisition. For the fourth quarter and fiscal 2020, amortization of acquisition-related inventory step-up of $1.3 million primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(4)	In connection with the closure and pending sale of the Company’s Portland, Maine manufacturing facility in the fourth quarter of 2021, the Company incurred during the third quarter of 2021 a multi-employer pension plan withdrawal liability with a present value of approximately $13.9 million, payable over 20 years in installments of approximately $0.9 million per year.
(5)	During the fourth quarter of 2021, the Company recorded impairment charges of $23.1 million related to intangible trademark assets for the SnackWell’s, Static Guard, Molly McButter and Farmwise brands. The Company partially impaired the Static Guard and Molly McButter brands, and fully impaired the SnackWell’s and Farmwise brands, which are being discontinued. Certain Farmwise branded products have been transitioned to the Green Giant brand.
(6)	COVID-19 expenses of $0.4 million and $4.7 million for the fourth quarter and fiscal 2021, respectively, and $4.3 million and $13.5 million for the fourth quarter and fiscal 2020, respectively, primarily includes temporary enhanced compensation for the Company’s manufacturing employees from March 30, 2020 to February 15, 2021; compensation the Company continued to pay manufacturing employees while in quarantine (which was incremental to the compensation the Company paid to the manufacturing employees who produced the Company’s products while others were in quarantine); and expenses relating to other precautionary health and safety measures.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Net income (loss)	$(4,813)	$12,172	$67,363	$131,988
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	13,807	8,172	24,541	13,006
Accelerated amortization of deferred debt financing costs(2)	—	—	—	808
Tax benefit(3)	—	—	—	(2,258)
Amortization of acquisition-related inventory step-up, net of tax(4)	—	999	3,816	999
Accrual for multi-employer pension plan withdrawal liability, net of tax(5)	(112)	—	10,500	—
Impairment of intangible assets, net of tax(6)	17,431	—	17,431	—
Tax true-ups(7)	—	1,432	—	1,432
Adjusted net income	$26,313	$22,775	$123,651	$145,975
Adjusted diluted earnings per share	$0.39	$0.35	$1.88	$2.26

(1)	Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2021 primarily includes acquisition and integration expenses for the Crisco acquisition, expenses for the closure and pending sale of the Company’s Portland, Maine manufacturing facility, the re-alignment of certain distribution facilities and other cost savings initiatives, and expenses related to the transition of the Company’s chief executive officer, and other non-recurring expenses. Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2020 primarily includes acquisition and integration expenses for the Crisco, Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to the separation of the Company’s former chief executive officer in fiscal 2020 and a workforce reduction in fiscal 2019 and other non-recurring expenses.
(2)	Interest expense for fiscal 2020 includes the accelerated amortization of deferred debt financing costs of $1.1 million (or $0.8 million, net of tax), resulting from the Company’s voluntary partial prepayment of tranche B term loans.
(3)	Fiscal 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act, which was recorded during the first quarter of 2020.
(4)	For fiscal 2021, amortization of acquisition-related inventory step-up of $5.1 million (or $3.8 million, net of tax) relates to the purchase accounting adjustments made during the first quarter of 2021 to inventory acquired in the Crisco acquisition. For the fourth quarter and fiscal 2020, amortization of acquisition-related inventory step-up of $1.3 million (or $1.0 million, net of tax) primarily relates to the purchase accounting adjustments made to inventory acquired in the Crisco acquisition.
(5)	In connection with the closure and pending sale of the Company’s Portland, Maine manufacturing facility in the fourth quarter of 2021, the Company incurred during the third quarter of 2021 a multi-employer pension plan withdrawal liability with a present value of approximately $13.9 million (or $10.5 million, net of tax), payable over 20 years in installments of approximately $0.9 million per year.
(6)	During the fourth quarter of 2021, the Company recorded impairment charges of $23.1 million ($17.4 million, net of tax) related to intangible trademark assets for the SnackWell’s, Static Guard, Molly McButter and Farmwise brands. The Company partially impaired the Static Guard and Molly McButter brands, and fully impaired the SnackWell’s and Farmwise brands, which are being discontinued. Certain Farmwise branded products have been transitioned to the Green Giant brand.
(7)	Tax true-ups for the fourth quarter and fiscal 2020 reflects $0.9 million of non-deductible compensation expenses related to the separation of a former chief executive officer of the Company in fiscal 2020 and $0.5 million for the impact of enacted state rate changes and other tax adjustments.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales(1) to Net Sales

(In thousands)

(Unaudited)

2021 Compared to 2020

	Fourth Quarter Ended		Fiscal Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Net sales	$571,790	$510,241	$2,056,264	$1,967,909
Net sales from acquisitions(2)	(68,006)	—	(255,721)	—
Net sales from discontinued brands(3)	(168)	(1,220)	(2,450)	(7,699)
Base business net sales	$503,616	$509,021	$1,798,093	$1,960,210

2021 Compared to 2019

	Fourth Quarter Ended		Fiscal Year Ended
	January 1,	December 28,	January 1,	December 28,
	2022	2019	2022	2019
Net sales	$571,790	$470,172	$2,056,264	$1,660,414
Net sales from acquisitions(4)	(105,696)	—	(318,952)	—
Net sales from divested and discontinued brands(3)	(168)	(2,172)	(2,450)	(11,444)
Base business net sales	$465,926	$468,000	$1,734,862	$1,648,970

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales for Crisco for two months of the fourth quarter, and fiscal 2021, respectively, for which there is no comparable period of net sales during the fourth quarter and fiscal 2020, respectively. The Crisco acquisition closed on December 1, 2020.
(3)	Reflects net sales of the SnackWell’s and Farmwise brands, which are being discontinued.
(4)	Reflects (a) $105.7 million and $293.4 million of net sales for Crisco for the fourth quarter and full year fiscal 2021, respectively, and (b) $25.5 million, or four and one-half months of net sales for Clabber Girl in fiscal 2021, in each case for which there is no comparable period of net sales for 2019. The Crisco acquisition closed on December 1, 2020 and the Clabber Girl acquisition closed on May 15, 2019.